Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of February 10, 2026 (the “Effective Date”), is entered into by and among Teradata Corporation, a Delaware corporation (the “Company”), on the one hand, and Lynrock Lake Partners LLC, Lynrock Lake LP, Lynrock Lake Master Fund LP and Cynthia Paul (collectively, the “Stockholder Parties” and each, a “Stockholder Party”), on the other hand. The Company and the Stockholder Parties are collectively referred to herein as the “Parties,” and each of the Company and the collective Stockholder Parties, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 15 herein.
WHEREAS, as of the Effective Date, the Stockholder Parties beneficially own an aggregate of 9,416,666 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”); and
WHEREAS, the Company and the Stockholder Parties desire to enter into this Agreement regarding compositional change to the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Board Composition and Other Company Matters.

(a)First New Director.

(i)As soon as reasonably practicable following the Effective Date, and in any event no later than March 1, 2026, the Company’s Board of Directors (the “Board”), and all applicable committees of the Board, shall take all necessary actions to (A) increase the size of the Board from nine (9) to ten (10) directors and (B) appoint Melissa Fisher (the “First New Director”) to the Board as a director in Class I, with an initial term expiring at the Company’s 2026 annual meeting of stockholders (including any adjournments, postponements, reschedulings or continuations thereof and any meetings which may be called in lieu thereof, the “2026 Annual Meeting”), to fill the vacancy resulting from the newly created directorship.

(ii)Notwithstanding Section 1(a)(i), the Parties acknowledge that such obligation of the Board to appoint the First New Director to the Board shall be contingent upon the Board first (A) determining that the First New Director (x) is an independent director, and (y) meets the standards for eligibility and qualification and other requirements set forth in the Board’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), (B) receiving from the Nominating and Governance Committee of the Board (the “Nominating Committee”) a recommendation to appoint the First New Director to the Board, such recommendation of the Nominating Committee not to be unreasonably withheld, and (C) approving the appointment of the First New Director to the Board, such approval of the Board not to be unreasonably withheld; provided, further, and in connection with the foregoing, and as a further condition to the appointment of the First New Director to the Board, the First New Director shall (D) provide (x) such information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, (y) such information reasonably requested by the Board in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations and (z) a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors), in each case, as promptly as practicable to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC, and (E) participate in customary procedures for new director candidates, including, without limitation, an interview with the Nominating Committee and an appropriate background check, substantially similar to those undergone by other non-management directors of the Company.

(iii)The Board, and all applicable committees of the Board, shall take all necessary actions to nominate and recommend the First New Director as a candidate for election to the Board at the 2026 Annual Meeting, and the Company agrees to recommend, support and solicit proxies for the election of the First New Director at the 2026 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees.

(iv)The Board, and all applicable committees of the Board, shall take all actions necessary to ensure that from and after the appointment of the First New Director to the Board and until the Termination Date, the First New Director is appointed to the Nominating Committee. Without limiting the foregoing, the Board shall give the First New Director the same due consideration for membership to any committee of the Board as any other independent director.

(v)If, during the Standstill Period (as defined below), the First New Director (x) is unable or unwilling to serve as a director due to death or disability, then the Stockholder Parties shall have the right to designate a substitute director (a “Replacement Designated Director”) or (y) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason (other than death or disability), then the Company and the Stockholder Parties shall work together in good faith to identify a mutually agreeable substitute director (a “Replacement Mutual Director” and both a Replacement Designated Director and a Replacement Mutual Director shall be referred to herein as a “Replacement Director”); provided, however, that (A) at such time that a Replacement Director is designated or identified, as applicable, the Stockholder Parties shall beneficially own an aggregate of at least the lesser of (x) 6.0% of the Company’s then outstanding Common Stock and (y) 5,592,000 shares of Common Stock and (B) prior and as a condition precedent to the appointment of such Replacement Director, the Replacement Director shall (aa) have received the determinations set forth in Section 1(a)(ii)(A) (such determinations not to be unreasonably withheld, conditioned or delayed) and (bb) have been recommended by the Nominating Committee (such recommendation not to be unreasonably withheld, conditioned or delayed), and subject to such determinations, and the approval of such person by the Board (such approval not to be unreasonably withheld, conditioned or delayed), the Board shall appoint, as promptly as practicable, such Replacement Director as a director for the remainder of the First New Director’s term, whereupon such Replacement Director shall be deemed to be the First New Director for all purposes of this Agreement.

(b)Second New Director. Promptly following the 2026 Annual Meeting and in any event by no later than August 1, 2026, the Board, and all applicable committees of the Board, shall take all necessary actions to appoint one (1) additional director (the “Second New Director” and, together with the First New Director, the “New Directors”) to the Board as a director in Class II, with a term expiring at the Company’s 2027 annual meeting of stockholders (including any adjournments, postponements, reschedulings or continuations thereof and any meetings which may be called in lieu thereof, the “2027 Annual Meeting”). As part of the Board making its determination as to which person shall be appointed to the Board as the Second New Director, the Board agrees to give due consideration to all the Stockholder Parties’ feedback on the ideal profile of the candidate and on candidates the Board evaluates for such appointment; provided, however, that the Parties hereby acknowledge and agree that such consideration by the Board shall not guarantee the selection or appointment of any person by the Board and any candidate chosen by the Board to be appointed to the Board as the Second New Director shall be chosen in the Board’s sole discretion.

(c)Board Policies and Procedures. Each Party acknowledges that each New Director, upon appointment to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to all members of the Board, including, without limitation, the Corporate Governance Guidelines, Code of Conduct, Board Conflicts of Interest Policy, Insider Trading Policy, Related Person Transactions Policy and any other policies and guidelines, referenced therein or otherwise, regarding stock ownership, trading of securities, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”) and all applicable rules and regulations of the New York Stock Exchange listing standards (including, without limitation, its independence standards), and will be required to adhere to the Company’s policies on confidentiality imposed on all members of the Board on the same basis as other members of the Board. The Company agrees that, upon appointment to the Board and for so long as the New Directors are members of the Board, each New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(d)Board Refreshment. The Company acknowledges and agrees that (i) one (1) Class I Director (currently serving as of immediately prior to the Effective Date) will not be nominated for re-election at the end of his or her term as a director of the Board at the 2026 Annual Meeting and (ii) one (1) Class II Director (currently serving as of immediately prior to the Effective Date) will not be nominated for re-election at the end of his or her term as a director of the Board at the 2027 Annual Meeting.

(e)Board Size. The Company acknowledges and agrees that, (i) from the appointment of the First New Director as set forth in Section 1(a) until the conclusion of the 2026 Annual Meeting, the size of the Board shall be no greater than ten (10) members, (ii) from the conclusion of the 2026 Annual Meeting until the appointment of the Second New Director, the size of the Board shall be no greater than nine (9) members, and (iii) from the appointment of the Second New Director until the conclusion of the 2027 Annual Meeting, the size of the Board shall be no greater than ten (10) members, in each case without the prior written consent of the Stockholder Parties. The Parties acknowledge and agree that immediately following the conclusion of the 2027 Annual Meeting, the size of the Board shall be no greater than nine (9) members.

2.Voting. From the Effective Date until the Termination Date (the “Standstill Period”), each Stockholder Party agrees solely for and on behalf of herself or itself that she or it will, or cause her or its Representative to, appear in person or by proxy at each annual or special meeting of stockholders of the Company (including, without limitation, any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by her or it as of the applicable record date in accordance with the Board’s recommendations with respect to (a) each election of directors, any removal of directors and any replacement of directors, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal and (d) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholder of the Company; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co. LLC (“Glass Lewis”) (including, without limitation, any successor thereto) issues a voting recommendation that differs from the Board’s recommendation with respect to any proposal submitted to stockholders at a stockholder meeting (other than as related to the election, removal or replacement of directors, the authorization of shares, or the issuance of equity in connection with employee compensation), each Stockholder Party shall be permitted to vote in accordance with such recommendation; provided, further, that each Stockholder Party shall be permitted to vote in her or its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction. The Company agrees to provide the Stockholder Parties with at least five (5) business days’ written notice of the record date for each annual or special meeting of stockholders of the Company (including, without limitation, any adjournments or postponements thereof and any meetings which may be called in lieu thereof) during the Standstill Period (it being understood and agreed that if the Company fails to provide such notice, the obligations set forth in this Section 2 shall apply only to Voting Securities which the Stockholder Parties are entitled to vote as of the record date for such applicable meeting).

3.Mutual Non-Disparagement.
(a)During the Standstill Period, each Stockholder Party agrees solely for and on behalf of herself or itself that neither she nor it nor any of her or its Representatives, directly or indirectly, shall make any public statement, or take any action that is intended to result in a public statement, that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Company or its Affiliates, Associates or any of the Company’s directors, officers, employees, or independent consultants or is otherwise critical or derogatory of the Company or its Affiliates, Associates or any of the Company’s directors, officers, employees or independent consultants (in each case, solely in connection with their service in such capacities).

(b)During the Standstill Period, the Company agrees that neither it nor its Representatives, directly or indirectly, shall make any public statement, or take any action that is intended to result in a public statement, that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of any Stockholder Party or her or its Affiliates or Associates or is otherwise critical or derogatory of any of the Stockholder Parties or her or its Affiliates or Associates or any Stockholder Party’s respective directors, officers, employees or independent consultants (in each case, solely in connection with their service in such capacities).

(c)Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit any Party from making any factual statement or any disclosure required under the federal securities laws, the rules of any self-regulatory organization or other applicable laws (including, without limitation, to comply with any subpoena or other legal process from any court, governmental body or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(d)The limitations set forth in Sections 3(a) or (b), as applicable, shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 3(a) or (b), as applicable, if such statement by the other Party was made in breach of this Agreement.

4.No Litigation. During the Standstill Period, each Party covenants and agrees solely for and on behalf of itself that she or it shall not, and shall not permit any of her or its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including, without limitation, with respect to the Stockholder Parties, commencing, encouraging or supporting any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to the Stockholder Parties, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement), and (b) with respect to the Company, the Stockholder Parties or any of their respective Representatives (solely in the context of their representation of such Stockholder Party in connection with the subject matter of this Agreement); provided, however, that the foregoing shall not prevent (v) the inclusion of any Stockholder Party as a class member in a class action proceeding commenced and maintained by persons other than any of the Stockholder Parties or their Affiliates, (w) any Party or any of her or its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Party or any of her or its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement), (x) litigation by any Party to enforce the provisions of this Agreement, (y) counterclaims with respect to any proceeding initiated by a Party in breach of this Agreement and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such Party or any of her or its Representatives receives such Legal Requirement, such Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other Party.

5.Standstill.

a.During the Standstill Period, each Stockholder Party agrees solely for and on behalf of herself or itself that it shall not, and shall cause her or its controlled Affiliates and Associates not to, directly or indirectly:

(i)make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to substantially all of the assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for Voting Securities, whether or not such transaction involves a Change of Control of the Company; it being understood that the foregoing shall not prohibit a Stockholder Party or her or its Affiliates or Associates from (x) acquiring Voting Securities, (y) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (z) voting on any such transaction in accordance with Section 2;

(ii)engage in, or knowingly assist in the engagement in (including, without limitation, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of the Company (including, without limitation, by initiating, encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter or, consistent with Section 5(a)(vi) hereof, in connection with an Extraordinary Transaction;

(iii)advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company other than in a manner that is consistent with the Board’s recommendation on a matter or, consistent with Section 5(a)(vi) hereof, in connection with an Extraordinary Transaction;

(iv)other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by a Stockholder Party to any Third Party that, to the Stockholder Parties’ knowledge (after due inquiry, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including, without limitation, information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership of, in the aggregate, more than 4.9% of the shares of Voting Securities outstanding at such time or would increase the beneficial ownership interest of any Third Party who, collectively with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of Voting Securities outstanding at such time, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism;

(v)take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, replacing or influencing any director or the management of the Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company Policies, Bylaws or the Certificate of Incorporation, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 1 or Section 2);

(vi)communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);

(vii)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including, without limitation, a “town hall meeting”;

(viii)deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among the Stockholder Parties that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(ix)seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or advise any person to take any other action with respect to the election or removal of any directors (except as set forth in Section 1);

(x)form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that includes all or some of the Stockholder Parties); provided, however, that nothing herein shall limit the ability of an Affiliate of a Stockholder Party to join or in any way participate in the “group” in existence as of the Effective Date and comprising the Stockholder Parties following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the Stockholder Party has formed a group with such Affiliate;

(xi)demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including, without limitation, lists of stockholders) of the Company;

(xii)make any request or submit any proposal to amend or waive the terms of this Section 5 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xiii)enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Stockholder Party is prohibited from taking pursuant to this Section 5, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

b.Notwithstanding anything to the contrary contained in Section 5 or elsewhere in this Agreement, a Stockholder Party shall not be prohibited or restricted from: (i) communicating privately with members of the Board or officers of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party; (ii) making any statement or taking any action necessary to comply with any law, rule or regulation or legal, judicial or regulatory process, subpoena or legal requirement, or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Stockholder Party, provided that a breach by such Stockholder Party of this Agreement is not the cause of the applicable requirement; (iii) privately communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement; (iv) taking actions in furtherance of identifying, (x) consistent with Section 1(a)(v) hereof, potential substitute Replacement Director(s), and (y) consistent with Section 1(b) hereof, profiles for the candidate or candidates who the Board evaluates for appointment, in each case, so long as such actions would not reasonably be expected to create a public disclosure obligation for the Stockholder Parties or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance with the Stockholder Parties’ normal practices in the circumstances; (v) consistent with Section 5(a)(vi) hereof, making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party that is party to such Extraordinary Transaction; (vi) granting any lien or encumbrance on any claim or interest in favor of a bank or broker-dealer or prime broker holding such claim or interest in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claim or interest in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, or (vii) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company. The provisions of Section 5(a) shall not prevent a Stockholder Party from freely voting her or its shares of Common Stock (except as otherwise provided in Section 2).

c.During the Standstill Period, no Stockholder Party shall seek, and each Stockholder Party acknowledges that she or it does not and will not have the right to receive, confidential information concerning the Company from the New Directors and no Stockholder Party is, nor will any Stockholder Party become, party to any agreement, arrangement or understanding (whether written or oral) with the New Directors with respect to his or her service as a director on the Board.

d.Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (for the avoidance of doubt, including, without limitation, the New Directors) under applicable law in his or her capacity as such. Without limitation to the foregoing, the New Directors shall have the exact same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights.

6.Representations and Warranties of the Company. The Company represents and warrants to the Stockholder Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

7.Representations and Warranties of the Stockholder Parties. Each Stockholder Party represents and warrants to the Company solely for and on behalf of herself or itself that (a) this Agreement has been duly and validly authorized, executed and delivered by such Stockholder Party, and constitutes a valid and binding obligation and agreement of such Stockholder Party, enforceable against such Stockholder Party in accordance with her or its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for such Stockholder Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of herself or itself and the applicable Stockholder Party associated with that signatory’s name, and to bind such Stockholder Party to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by such Stockholder Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which she or it is bound.

8.No Other Discussions or Arrangements. Each of the Stockholder Parties represents and warrants that, as of the Effective Date, except as publicly disclosed in their respective SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, (a) none of the Stockholder Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) none of the Stockholder Parties have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

9.Press Release and SEC Filings.

(a)In connection with the Company’s earnings press release for its fourth quarter and full-year 2025 financial results, and not later than 5:30 p.m. Eastern Time on February 10, 2026, the Company shall issue a press release substantially in the form attached hereto as Exhibit A (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the Stockholder Parties shall, and the Company and the Stockholder Parties shall cause their respective Affiliates and Associates not to make or cause to be made, any public statement or announcement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, other than as mutually agreed upon by the Company and the Stockholder Parties, or as otherwise set forth in this Section 9 or as required by law or the rules of any stock exchange.

(b)The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Stockholder Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing of the Form 8-K with the SEC and shall consider in good faith any such comments of the Stockholder Parties.

(c)No later than two (2) business days following the Effective Date, certain of the Stockholder Parties shall file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting entry into this Agreement (the “Schedule 13D/A”). The Schedule 13D/A shall be consistent with the terms of this Agreement. The Stockholder Parties shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D/A prior to the filing of the Schedule 13D/A with the SEC and shall consider in good faith any such comments of the Company.

10.Term; Termination. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is the earlier of (a) thirty (30) days prior to the first day of the advance notice period for the submission of stockholder notice of director nominations for consideration at the 2027 Annual Meeting under the Bylaws and (b) one hundred fifty (150) days prior to the one-year anniversary of the 2026 Annual Meeting (the earlier of (a) and (b), the “Termination Date”); provided, however, that (x) the Stockholder Parties may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the Company from a Stockholder Party specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15) day period, and (y) the Company may earlier terminate this Agreement if any of the Stockholder Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by such Stockholder Party from the Company specifying the material breach, or, if impossible to cure within fifteen (15) days, that such Stockholder Party has not taken any substantive action to cure within such fifteen (15) day period. Notwithstanding the foregoing, the provisions of Section 10 through Section 22 shall survive the termination of this Agreement; provided, that the provisions of Section 1(d) and Section 1(e) shall survive the termination of this Agreement until the conclusion of the 2027 Annual Meeting unless the Company earlier terminates this Agreement pursuant to clause (y) above. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

11.Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Stockholder Parties for their reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, execution and effectuation of this Agreement, the transactions contemplated hereby and the matters related thereto; provided, further, that any such reimbursement by the Company to the Stockholder Parties shall not exceed $100,000 in the aggregate. The Company shall remit such reimbursement to the Stockholder Parties within five (5) business days of receiving documentation therefor.

12.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 16 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

13.Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, without limitation, the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 14 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

15.Certain Definitions. As used in this Agreement:
(a)“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Affiliates subsequent to the Effective Date; provided, however, that the term “Affiliate” shall not include any publicly traded portfolio company of the Stockholder Parties to the extent no Stockholder Party is, nor are the Stockholder Parties collectively, a majority or controlling stockholder of such portfolio company; provided, further that, for purposes of this Agreement, no Stockholder Party shall be deemed an Affiliate of the Company, and the Company shall not be deemed an Affiliate of any Stockholder Party;

(b)“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Associates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, the term “Associate” shall not include any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; provided, further, that the term “Associate” shall refer only to Associates controlled by a Stockholder Party or the Company, as applicable;

(c)“beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d)“business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e)“Bylaws” shall mean the Amended and Restated Bylaws of the Company, adopted as of October 31, 2022, as may be amended, corrected, or amended and restated from time to time;

(f)“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, dated as of September 24, 2007, as may be amended, corrected, or amended and restated from time to time;

(g)a “Change of Control” shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for- stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h)“Class I Director” shall mean any and all directors serving on the Board as of the Effective Date whose term expires at the 2026 Annual Meeting (i.e., Daniel R. Fishback, Stephen McMillan and Kimberly K. Nelson);

(i)“Class II Director” shall mean any and all directors serving on the Board as of the Effective Date whose term expires at the 2027 Annual Meeting (i.e., Lisa R. Bacus, Timothy C.K. Chou and John G. Schwarz);

(j)“Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including, without limitation, any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;

(k)“person” or “persons” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(l)“Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives, in each case acting on behalf of, or at the direction of, such person; provided, that when used with respect to the Company, “Representative” shall not include any non-executive employees;

(m)“SEC” shall mean the U.S. Securities and Exchange Commission;

(n)“Third Party” shall mean any person that is not (i) a party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) an Affiliate of any Party; and

(o)“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

16.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; provided, that in each case (other than clause (c)), a copy of any such communication must also be delivered via email. Such communications must be sent to the respective Parties at the addresses set forth in this Section 16 (or to such other address that may be designated by a Party from time to time in accordance with this Section 16).
If to the Company, to its address at:

Teradata Corporation
17095 Via Del Campo
San Diego, CA 92127
Attention: Scot Rogers
Email: scot.rogers@teradata.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP125 Broad Street
New York, NY 10004
Attention: Lawrence S. Elbaum
Patrick Gadson
Email: elbauml@sullcrom.com
gadsonp@sullcrom.com

to a Stockholder Party, to:

Lynrock Lake LP2
International Drive,
Suite 130
Rye Brook, NY 10573
Attention: Cynthia Paul
Email: cp@lynrocklake.com
ops@lynrocklake.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Ryan Nebel
Rebecca Van Derlaske
Email: rnebel@olshanlaw.com
rvanderlaske@olshanlaw.com

17.Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.

18.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

19.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20.Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 20 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21.Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

22.Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each of the Parties and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to

Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

The Company:
TERADATA CORPORATION

By: /s/ Stephen McMillan
Name: Stephen McMillan
Title: President and Chief Executive Officer

The Stockholder Parties:

/s/ Cynthia Paul
CYNTHIA PAUL

LYNROCK LAKE PARTNERS LLC
By: /s/ Cynthia Paul
Name: Cynthia Paul
Title: Sole Member

LYNROCK LAKE LP

By: Lynrock Lake Partners LLC, its general partner

By: /s/ Cynthia Paul
Name: Cynthia Paul
Title: Sole Member

LYNROCK LAKE MASTER FUND LP

By: Lynrock Lake Partners LLC, its general partner

By: /s/ Cynthia Paul
Name: Cynthia Paul
Title: Sole Member

Signature Page to Cooperation Agreement

Teradata Advances Board Refreshment Program

Expects to Appoint Melissa Fisher to the Board

Enters into Cooperation Agreement with Lynrock Lake

SAN DIEGO, CA – February 10, 2026 – Teradata Corporation (NYSE: TDC) (“Teradata” or the “Company”) today announced the following changes to its Board of Directors (the “Board”) as part of the Board’s ongoing refreshment program and in connection with a cooperation agreement (the “Agreement”) with Lynrock Lake LP and certain related parties (“Lynrock Lake”):

•The Board expects to appoint Melissa Fisher to the Board as a Class I director no later than March 1, 2026, following the completion of customary onboarding procedures. Ms. Fisher is expected to be nominated for election at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) with a term expiring at the 2029 Annual Meeting of Stockholders.

•The Board has an active search process underway to identify an additional independent director to join the Board following the 2026 Annual Meeting and will work with Lynrock Lake to select candidates for consideration.

•As part of the Board’s phased refreshment plan, one Class I director will retire and not stand for re‑election at the 2026 Annual Meeting, and one Class II director will retire and not stand for re‑election at the 2027 Annual Meeting of Stockholders.

Mike Gianoni, Chairman of the Board, said, “As part of our ongoing efforts to add new perspectives to the Board, we are pleased to welcome Melissa, whose experience within our sector and financial acumen will be additive to the initiatives already in progress. Continued Board refreshment is key to Teradata’s long-term growth and value creation objectives and the changes announced today underscore this commitment.”

Cynthia Paul, Chief Investment Officer and Chief Executive Officer of Lynrock Lake LP, commented, “We are pleased to have reached this collaborative outcome with Teradata. We firmly believe in the long-term value potential of Teradata and look forward to Melissa’s contributions and further Board refreshment to advance the Company’s strategic initiatives and enhance value for all shareholders.”

Pursuant to the Agreement, Lynrock Lake has agreed to support the Board’s full slate of directors at the 2026 Annual Meeting and also agreed to certain customary standstill, mutual non-disparagement, voting and other provisions. The Company will file the Agreement with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.

Advisors

Foros is serving as financial advisor, Sullivan & Cromwell LLP is serving as legal counsel and Collected Strategies is serving as strategic communications advisor to Teradata. Olshan Frome Wolosky LLP is serving as legal counsel to Lynrock Lake.

About Melissa Fisher

Ms. Fisher is a seasoned finance and technology executive. She previously served as Chief Financial Officer of Outreach.io, the AI Revenue Workflow Platform, and Qualys, a publicly-traded cloud-based security solutions provider. She has also held senior finance roles at Zynga and Digital River. Prior to that, Ms. Fisher spent over a decade as an investment banker at firms including, Goldman Sachs and BofA Securities (formerly Banc of America Securities). She previously served on the Board of Directors at Model N, Inc., Image Sensing Systems and Digital Generation. Ms. Fisher holds a Bachelor of Arts degree from Harvard University and a Master of Business Administration from Harvard Business School.

About Teradata

Teradata is the AI platform built for the autonomous era. Our AI + Knowledge Platform and multifaceted AI Services help enterprises deploy solutions with deep domain expertise and full enterprise context. Wherever data resides—cloud, on-prem, or hybrid—Teradata connects and scales to deliver the performance AI needs. Learn more at Teradata.com.

The Teradata logo is a trademark, and Teradata is a registered trademark of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

Note to Investors
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements generally relate to opinions, beliefs, and projections of expected future financial and operating performance, business trends, liquidity, and market conditions, among other things. These forward-looking statements are based upon current expectations and assumptions and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “anticipate,” “continue,” “plan,” “estimate,” “believe,” “focus,” “see,” “commit,” “should,” “project,” “will,” “would,” “likely,” “intend,” “potential,” or similar expressions. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause the Company’s actual results to differ materially including those relating to: the global economic environment and business conditions in general, including inflation, tariffs, and/or recessionary conditions; the ability of our suppliers to meet their commitments to us; the timing of purchases, migrations, or expansions by our current and potential customers, including our ability to retain customers; the rapidly changing and intensely competitive nature of the information technology industry, the data analytics business, and artificial intelligence capabilities; fluctuations in our operating, capital allocation, and cash flow results; our ability to execute and realize the anticipated benefits of our refreshed brand, business transformation program or restructuring, sales and operational execution initiatives, and cost saving initiatives, including restructuring actions; risks inherent in operating in foreign countries, including sanctions, tariffs, foreign currency fluctuations, and/or acts of war; risks associated with data privacy, cyberattacks and maintaining secure and effective products for our customers, as well as, internal information technology and control systems; the timely and successful development, production or acquisition, availability and/or market acceptance of new and existing products, product features and services, including for artificial intelligence; tax rates; turnover of our workforce and the ability to attract and retain skilled employees; protecting our intellectual property; availability and successful execution of new alliance and acquisition opportunities; subscription arrangements that may be cancelled or fail to be renewed; the impact on our business and financial reporting from the implementation of a new ERP system and changes in accounting rules; and other factors described from time to time in our filings with the SEC, including our most recent annual report on Form 10-K, and subsequent quarterly reports on Forms 10-Q and current reports on Forms 8-K, as well as our annual report to stockholders. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It

The Company intends to file with the SEC a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for the 2026 Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MATTERS TO BE VOTED ON AT THE 2026 ANNUAL MEETING. Stockholders will be able to obtain free copies of these documents, and other documents filed with the SEC by the Company, through the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain free copies of these documents from the Company by going to the Company’s Investor Relations page on its website at investor.teradata.com.

Certain Information Regarding Participants in the Solicitation

The Company, its directors, and certain of its executive officers (as set forth below) are deemed to be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2026 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Director Compensation,” “Compensation and People Committee Report on Executive Compensation,” “Compensation Discussion and Analysis” and “Compensation Tables” commencing on page 36 in the Company’s definitive proxy statement on Schedule 14A for its 2025 annual meeting of stockholders, filed with the SEC on March 27, 2025 (the “2025 Definitive Proxy”) (available here). Information regarding the participants’ direct or indirect interests, by security holdings or otherwise, including the holdings of the Company’s securities, can be found in the section titled “Stock Ownership” in the 2025 Definitive Proxy commencing on page 34 (available here), and as updated in the filings referenced in the table below. Supplemental information regarding the holdings of the Company’s securities can be found in the SEC filings on Forms 3 and 4, and as referenced in the table below, and such filings are available on the Company’s website at investor.teradata.com or through the SEC’s website at www.sec.gov. Updated information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Definitive Proxy Statement and other materials to be filed with the SEC in connection with the 2026 Annual Meeting.

Directors and Named Executive Officers
Name	Ownership(1)	Date of Filing	Filing Type	Hyperlink
Lisa R. Bacus	75,104	05/19/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000081676125000145/xslF345X05/wk-form4_1747687437.xml
Timothy C.K. Chou	36,077(2)	05/27/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000081676125000164/xslF345X05/wk-form4_1748376804.xml
Daniel R. Fishback	67,522(3)	05/19/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000081676125000147/xslF345X05/wk-form4_1747687459.xml
Michael P. Gianoni (Chairman)	56,523	05/19/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000081676125000148/xslF345X05/wk-form4_1747687470.xml

Todd E. McElhatton	32,875	05/19/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000081676125000146/xslF345X05/wk-form4_1747687448.xml
Kimberly K. Nelson	53,185(4)	05/19/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000081676125000149/xslF345X05/wk-form4_1747687480.xml
Joanne B. Olsen	60,211(5)	05/19/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000081676125000144/xslF345X05/wk-form4_1747687425.xml
John G. Schwarz	101,779(6)	05/19/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000081676125000142/xslF345X05/wk-form4_1747687403.xml
John Ederer (Chief Financial Officer)	267,195	11/18/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000184003925000009/xslF345X05/wk-form4_1763508723.xml
Scot F. Rogers (Chief Administrative Officer)	159,622	06/17/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000081676125000172/xslF345X05/wk-form4_1750192480.xml
Stephen McMillan (President and Chief Executive Officer)	559,125	03/10/2025	Form 4	https://www.sec.gov/Archives/edgar/data/816761/000081676125000075/xslF345X05/wk-form4_1741638545.xml

(1)Includes all awarded restricted share units whether vested or unvested.

(2)Includes 36,077 restricted share units, of which 5,745 restricted share units are unvested, receipt of which has been deferred until five years after the grant date.
(3)Includes 37,102 restricted share units receipt of which has been deferred until after termination of his service as a director.
(4)Includes 19,163 restricted share units receipt of which has been deferred until after termination of her service as a director.
(5)Includes 46,990 restricted share units, of which 5,745 restricted share units are unvested, receipt of which has been deferred until after termination of her service as a director in five equal annual installments, beginning on the next following April 30 after termination as a director.
(6)Includes 100,058 restricted share units, of which 5,745 restricted share units are unvested, receipt of which has been deferred until after termination of his service as a director.

Contacts
Media Contact
Jennifer Donahue
Teradata
Jennifer.Donahue@Teradata.com

Dan Moore, Tali Epstein
Collected Strategies
TDC-CS@collectedstrategies.com

Investor Contact
Chad Bennett
Teradata
Chad.Bennett@Teradata.com